Exhibit 99.1

[ANNUITY AND LIFE RE (HOLDINGS), LTD. LETTERHEAD]

FOR IMMEDIATE RELEASE

CONTACT: Jay Burke Annuity & Life Re (Holdings), Ltd. 441-296-7667

ANNUITY & LIFE RE DECEMBER 31, 2002 EARNINGS REPORT

     Hamilton, Bermuda, April 3, 2003, 5:00 p.m. ET – Annuity and Life Re (Holdings), Ltd. (NYSE: ANR) today reported financial results for the three and twelve month periods ended December 31, 2002. The Company reported a net loss of $(99,879,901) or $(3.88) per fully diluted share for the three month period ended December 31, 2002 as compared to a net loss of $(1,711,196) or $(0.07) per fully diluted share for the three month period ended December 31, 2001. Net loss for the year ended December 31, 2002 was $(128,887,285) or $(5.01) per fully diluted share as compared to a net loss of $(40,581,431) or $(1.59) per fully diluted share for the year ended December 31, 2001.

     The following table summarizes some of the significant items affecting the Company’s results of operations:

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,

	2002	2001	2002	2001

Net realized investment gains	$8,935,951	$(195,145)	$19,749,266	$1,230,038
Cumulative effect of a change in accounting principle	—	—	—	(3,665,735)
Net change in fair value of embedded derivatives	(7,591,580)	8,596,369	(25,846,110)	5,029,027
Change in amortization of deferred acquisition costs related to embedded derivatives	981,124	(2,730,908)	8,274,088	(1,320,184)
Transamerica contract deferred acquisition cost write downs	(2,678,149)	(11,615,000)	(27,474,149)	(46,115,000)
Variable annuity minimum guarantee reserve strengthening	(10,740,000)	—	(18,500,000)	—
Variable annuity minimum guarantee claims (in excess of) less than premium earned	(3,620,153)	1,110,500	(5,791,853)	4,846,423
World Trade Center	—	—	2,000,000	(12,000,000)
Losses associated with novation of contracts to XL Life	(26,382,167)	—	(26,382,167)	—
Losses associated with terminations and recaptures of other contracts	(8,941,766)	—	(10,435,461)	—
Life benefits variance from baseline level (1)	(42,848,568)	784,428	(45,009,602)	2,289,020
Unusual expenses	(6,337,475)	—	(7,677,751)	—

Total of significant items	$(99,222,783)	$(4,049,756)	$(137,093,739)	$(49,706,411)

(1)	Baseline level was set at 80% of premium for each respective period based on historical experience. This line does not include the impact of novating or recapturing certain life contracts in 2002. The impact of the World Trade Center tragedy has been reflected separately above.

Net realized investment gains for the three month period ended December 31, 2002 were $8,935,951 or $0.35 per fully diluted share as compared with net realized investment losses of $(195,145) or $(0.01) per fully diluted share for the three month period ended December 31, 2001. Net realized investment gains for the year ended December 31, 2002 were $19,749,266 or $0.77 per fully diluted share as compared with net realized investment gains of $1,230,038 or $0.05 per fully diluted share for the year ended December 31, 2001. The substantial increase in net realized investment gains during the three and twelve months ended December 31, 2002 is attributable to the strong credit quality of the Company’s portfolio, declining interest rates and significant sales from the Company’s investment portfolio in connection with the novation, termination and recapture of a number of the Company’s reinsurance agreements and to meet the collateral requirements of the Company’s cedents.

The cumulative effect of a change in accounting principle, the net change in fair value of embedded derivatives, and the change in amortization of deferred acquisition costs related to embedded derivatives reflected in the table above all relate to the Company’s application of FAS 133 — Accounting for Derivative Instruments and Hedging Activities to its modified coinsurance and coinsurance funds withheld agreements. The write downs of deferred acquisition costs associated with the Transamerica contract reflected in the table above were based on revisions to the Company’s assumptions regarding future performance of the assets supporting its obligations under that contract and future surrender rates on the underlying policies. Variable annuity reserve strengthening of $10,740,000 in the fourth quarter of 2002 and $18,500,000 for the full year 2002 resulted from the Company’s increase in reserves for guarantees associated with the Company’s guaranteed minimum death benefit, guaranteed minimum income benefit and enhanced earnings benefit contracts as a result of increasing claim activity in recent quarters and the continuing deterioration of the financial markets. This increase in claims activity also resulted in claims in excess of premiums earned of $3,620,153 and $5,791,853 on the Company’s contracts reinsuring such guarantees during the three and twelve month periods ended December 31, 2002, respectively. The Company’s estimated losses of $12,000,000 associated with the World Trade Center tragedy for the year ended December 31, 2001 ultimately required $10,000,000 in actual death benefit payments.

On December 31, 2002, the Company entered into a transaction with XL Life Ltd (“XL Life”), a subsidiary of XL Capital Ltd (“XL Capital”), a related party, pursuant to which the Company transferred certain blocks of life reinsurance business to XL Life. The transaction enabled the Company to reduce a substantial portion of its year-end collateral requirements under its reinsurance agreements and to repay deposits received under a reinsurance agreement to which the Company was a party. The Company novated five blocks of life reinsurance business to XL Life, which in turn entered into a 50% quota share reinsurance contract with the Company with respect to four of those blocks of business. As a result of the transaction, the Company incurred a loss of $26,382,167, primarily as a result of a write down of deferred acquisition costs of approximately $38.7 million (which was partially offset by a net ceding commission paid by XL Life to the Company of $18.0 million), a write off of prepaid expenses of approximately $2.4 million and transaction costs of approximately $3.2 million. The Company also incurred losses of $10,435,461 in connection with the termination or recapture of other reinsurance contracts during 2002, resulting from the write down of deferred acquisition costs and cash payments made to cedents net of reserve releases associated with those terminations or recaptures.

The Company’s net loss for the three and twelve months ended December 31, 2002 was also significantly affected by adverse mortality experience driven by an unexpected increase in the number of reported claims during December 2002 and January 2003. In addition to the increase in the number of claims, the aggregate average claim size was 31% greater than expected. In the table above, the Company has illustrated the adverse mortality experience by presenting the amount of such claims that exceeded a baseline level of 80% of premiums. This baseline level is based on the Company’s historical claims experience. The Company increased its pending claim liabilities by $38,469,505 as the result of this increased volume and size of reported claims. While most of the reported claims are from deaths that occurred in the fourth quarter of 2002, a significant percentage of these claims relate to deaths in prior quarters of 2002. The Company’s detailed analysis of the claim activity indicated that the incidence of late reported claims as a percentage of total reported claims had increased during 2002. As a result of the increase in the percentage of late reported claims identified by the Company, the Company increased its reserves for incurred but not yet reported (“IBNR”) claims by approximately $4,000,000 in the fourth quarter of 2002 to reflect a longer expected late reporting period and a higher average death benefit.

During the year ended December 31, 2002, the Company hired an investment adviser to assist it in raising capital, utilized outside actuarial consultants, and incurred significant incremental legal and accounting costs. The $6,337,475 and $7,677,751 of unusual expense in the quarter and year ended December 31, 2002, respectively, reflected in the table above includes the unusual expenses charged by these service providers. This amount does not include the expenses incurred in connection with the XL Life transaction noted above.

Unrealized gains on the Company’s investments declined slightly to $6,162,525 as of December 31, 2002 as gains created by the strong credit quality of the Company’s portfolio and declining interest rates were largely realized as a result of significant sales from the Company’s investment portfolio in connection with the novation, termination and recapture of a number of the Company’s reinsurance agreements and to meet the collateral requirements of the Company’s cedents. The Company’s investment portfolio currently maintains an average credit quality of AA. Cash (used) provided by operations for the three and twelve month periods ended December 31, 2002 was

$(20,164,100) and $7,562,344, respectively. Book value per share at December 31, 2002 was $10.28 compared to $15.65 at December 31, 2001.

Life Segment Results

The following table summarizes some of the significant items affecting the Company’s life segment results of operations:

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,

	2002	2001	2002	2001

World Trade Center	$—	$—	$2,000,000	$(12,000,000)
Losses associated with novations of contract to XL Life	(26,382,167)	—	(26,382,167)	—
Losses associated with recaptures of other contracts	(4,523,000)	—	(6,016,695)	—
Life benefits variance from baseline level (1)	(42,848,568)	784,428	(45,009,602)	2,289,020

Total of significant items	$(73,753,735)	$784,428	$(75,408,464)	$(9,710,980)

(1)	Baseline level was set at 80% of premium for each respective period based on historical experience. This line does not include the impact of novating or recapturing certain life contracts in 2002. The impact of the World Trade Center tragedy has been reflected separately above.

Life segment loss for the three months ended December 31, 2002 was $(71,034,773) or $(2.76) per fully diluted share as compared to income of $6,643,380 or $0.26 per fully diluted share for the three months ended December 31, 2001. Life segment loss for the twelve months ended December 31, 2002 was $(67,181,153) or $(2.61) per share as compared to a loss of $(2,269,886) or $(0.09) per fully diluted share for the twelve months ended December 31, 2001. During the fourth quarter of 2002, the Company entered into a novation and retrocession agreement with XL Life (mentioned above) from which it sustained a $26,382,167 loss. Losses associated with recaptures of other contracts reflect the write down of deferred acquisition costs and cash payments made to cedents net of reserve releases associated with recaptures executed in 2002. As discussed above, during the fourth quarter of 2002 the Company experienced a significant increase in reported claim volume and average claim size, resulting in an increase in the Company’s pending claim liabilities of $38,469,505. The Company also initiated a detailed analysis of claims activity and increased its IBNR reserves by approximately $4,000,000.

Annuity Segment Results

The following table summarizes some of the significant items affecting the Company’s annuity segment results of operations:

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,

	2002	2001	2002	2001

Cumulative effect of a change in accounting principle	$—	$—	$—	$(3,665,735)
Net change in fair value of embedded derivatives	(7,591,580)	8,596,369	(25,846,110)	5,029,027
Change in amortization of deferred acquisition costs related to embedded derivatives	981,124	(2,730,908)	8,274,088	(1,320,184)
Transamerica contract deferred acquisition cost write downs	(2,678,149)	(11,615,000)	(27,474,149)	(46,115,000)
Variable annuity minimum guarantee reserve strengthening	(10,740,000)	—	(18,500,000)	—
Variable annuity minimum guarantee claims (in excess of) less than premium earned	(3,620,153)	1,110,500	(5,791,853)	4,846,423
Losses associated with terminations and recaptures of contracts	(4,418,766)	—	(4,418,766)	—

Total of significant items	$(28,067,524)	$(4,639,039)	$(73,756,790)	$(41,225,469)

Annuity segment loss for the three months ended December 31, 2002 was $(33,191,784) or $(1.29) per fully diluted share as compared to a loss of $(9,149,156) or $(0.36) per fully diluted share for the three months ended December 31, 2001. Annuity segment loss for the twelve months ended December 31, 2002 was $(78,246,399) or $(3.04) per fully diluted share as compared to a loss of $(47,148,884) or $(1.84) per fully diluted share for the twelve months ended December 31, 2001. The cumulative effect of a change in accounting principle, the net change in fair value of embedded derivatives, and the change in amortization of deferred acquisition costs related to embedded derivatives reflected in the table above all relate to the Company’s application of FAS 133 - Accounting for Derivative Instruments and Hedging Activities to its modified coinsurance and coinsurance funds withheld agreements. The write downs of deferred acquisition costs associated with the Transamerica contract were based on revisions to the Company’s assumptions regarding future performance of the assets supporting its obligations under that contract and future surrender rates on the underlying policies. Variable annuity reserve strengthening of $10,740,000 in the fourth quarter of 2002 and $18,500,000 for the full year 2002 resulted from the Company’s increase in reserves for guarantees associated with the Company’s guaranteed minimum death benefit, guaranteed minimum income benefit and enhanced earnings benefit contracts as a result of increasing claim activity in recent quarters and the continuing deterioration of the financial markets. Losses associated with terminations and recaptures of contracts reflect the write down of deferred acquisition costs and cash payments made to cedents net of reserve releases associated with terminations and recaptures.

Jay Burke, Chief Executive Officer and Chief Financial Officer of the Company, commented,

“2002 was a tough year for the Company. Our efforts to raise capital early in the year were unsuccessful and our liquidity position began to deteriorate as we continued to experience losses in our annuity segment. These losses contributed to downgrades of our ratings and ultimately limited our access to additional funds under a reinsurance agreement that had been used to satisfy the Company’s collateral requirements in the past. While trying to meet these challenges during the second half of the year, our life segment began experiencing unexpected losses, which further hampered our ability to raise capital and access additional funds under the reinsurance agreement. The cumulative effect of these factors forced us to novate certain life reinsurance agreements and negotiate the termination or recapture of other contracts in order to attempt to meet our year end obligations to post collateral to our customers. These transactions have significantly affected our book of business, and we enter 2003 with a much smaller amount of in force insurance than we had during most of 2002. In addition, certain of the contracts that we have retained have historically performed below our expectations.

“We incurred significant losses in the fourth quarter of 2002 in connection with the novation, termination and recapture of certain of our agreements, and we are still attempting to satisfy additional collateral requirements now asserted by certain of our customers of approximately $140 million. Substantially all of that amount has been requested under our largest guaranteed minimum death benefit contract and our largest guaranteed minimum income benefit contract. We have not agreed with the computation of the amount of collateral requested by our customers under those contracts. We are also attempting to address requests from our letter of credit providers to collateralize $58 million of outstanding letters of credit.

“We hope that 2003 will be the year we stabilize the Company, but we continue to face a number of difficult challenges. We are continuing to seek to novate, terminate or negotiate the recapture of additional blocks of business to address our liquidity problems, but there can be no assurance that we will be successful or that our remaining book of business will be profitable. Lastly, as our investors would expect, we also continue to evaluate all of our strategic alternatives.”

Annuity and Life Re (Holdings), Ltd. provides annuity and life reinsurance to insurers through its wholly owned subsidiaries, Annuity and Life Reassurance, Ltd. and Annuity and Life Reassurance America, Inc.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. All statements which address operating performance, events, or developments that the Company expects or anticipates may occur in the future are forward-looking statements. These statements are made on the basis of management’s views and assumptions; as a result, there can be no assurance that management’s expectations will necessarily come to pass. The Company cautions that actual results could differ materially from those expressed or implied in forward-looking statements. Important factors that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to, the Company’s ability to meet the obligations associated with its current business and to fund the Company’s continuing operations; the Company’s ability to reduce or otherwise satisfy its collateral obligations through novations, recaptures or otherwise; a decline in the Company’s financial ratings; the Company’s ability to attract and retain clients; the Company’s ability to underwrite business; changes in market conditions, including changes in interest rate levels; the ability of the Company’s cedents to manage successfully assets they hold on the Company’s behalf; unanticipated withdrawal or surrender activity; changes in mortality, morbidity and claims experience; the Company’s success in managing its investments; the competitive environment; the impact of recent and possible future terrorist attacks and the U.S. government’s response thereto; the loss of a key executive; regulatory changes (such as changes in U.S. tax law and insurance regulation which directly affect the competitive environment for the Company’s products); and a prolonged economic downturn. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission, in particular, the Company’s Quarterly Report on form 10-Q for the quarter ended September 30, 2002. The Company does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of the Company.

Conference Call Information

     April 4, 2003, 9:00 a.m. Eastern Time 719-457-2657 or 800-946-0782, Code #324926

     The call will be available for replay for seven days following the conference call. The replay numbers are: 719-457-0820 or 888-203-1112, Code # 324926.

     This press release and the attached financial statements are available in the “Press Releases” section of the Company’s website at www.alre.bm/releases_2003.html. Certain financial information that has been made available to financial analysts, and which may be discussed on the conference call, is available in the “Financial Reports” section of the Company’s website at www.alre.bm/reports.html.

ANNUITY AND LIFE RE (HOLDINGS), LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(U.S. dollars)

	For the Three Months Ended December 31,		For the Year Ended December 31,

	2002	2001	2002	2001

Revenues	(unaudited)	(unaudited)
Net Premiums	$89,090,406	$69,837,477	$344,097,441	$251,793,237
Investment income, net of related expenses	20,055,130	24,194,090	102,138,985	91,128,696
Net realized investment gains	8,935,951	(195,145)	19,749,266	1,230,038
Net change in fair value of embedded derivatives	(7,591,580)	8,596,369	(25,846,110)	5,029,027
Surrender fees and other revenues	2,549,743	5,228,601	16,156,437	18,519,701

Total Revenues	$113,039,650	$107,661,392	$456,296,019	$367,700,699

Benefits and Expenses
Claims and policy benefits	$127,768,226	$54,325,088	$352,408,801	$216,025,010
Interest credited to interest sensitive products	14,154,754	18,768,251	71,370,616	49,258,418
Policy acquisition costs and other insurance expenses	52,177,650	32,559,644	125,877,979	127,780,549
Collateral costs	6,867,795	—	12,948,115	—
Operating expenses	11,951,126	3,719,605	22,577,792	11,552,418

Total Benefits and Expenses	$212,919,551	$109,372,588	$585,183,304	$404,616,395

Net (loss) before cumulative effect of a change in accounting principle	$(99,879,901)	$(1,711,196)	$(128,887,285)	$(36,915,696)
Cumulative effect of a change in accounting principle	—	—	—	(3,665,735)

Net (loss)	$(99,879,901)	$(1,711,196)	$(128,887,285)	$(40,581,431)

Net (loss) per common share before cumulative effect of a change in accounting principle:
Basic	$(3.88)	$(0.07)	$(5.01)	$(1.45)
Diluted	$(3.88)	$(0.07)	$(5.01)	$(1.45)
Cumulative effect of a change in accounting principle per common share
Basic	$—	$—	$—	$(0.14)
Diluted	$—	$—	$—	$(0.14)
Net (loss) per common share
Basic	$(3.88)	$(0.07)	$(5.01)	$(1.59)
Diluted	$(3.88)	$(0.07)	$(5.01)	$(1.59)

ANNUITY AND LIFE RE (HOLDINGS), LTD.
CONSOLIDATED STATEMENTS OF SEGMENT INCOME
(unaudited and in U.S. dollars)

	Life	Annuity
	Reinsurance	Reinsurance	Corporate	Consolidated

Three Months Ending December 31, 2002
Revenues	$91,863,791	$11,581,063	$9,594,796	$113,039,650
Benefits and expenses	162,898,564	44,772,847	5,248,140	212,919,551

Net (Loss) Income	$(71,034,773)	$(33,191,784)	$4,346,656	$(99,879,901)

Total Assets	$528,577,026	$1,527,343,080	$(11,221,919)	$2,044,698,187

Fully Diluted (Loss) Earnings per share	$(2.76)	$(1.29)	$0.17	$(3.88)

Book Value per share				$10.28

Three Months Ending December 31, 2001
Revenues	$70,420,219	$34,845,035	$2,396,138	$107,661,392
Benefits and expenses	63,776,839	43,994,191	1,601,558	109,372,588

Net Income (Loss)	$6,643,380	$(9,149,156)	$794,580	$(1,711,196)

Total Assets	$538,181,649	$1,602,020,485	$170,570,456	$2,310,772,590

Fully Diluted Earnings (Loss) per share	$0.26	$(0.36)	$0.03	$(0.07)

Book Value per share				$15.65

Year Ending December 31, 2002
Revenues	$352,183,178	$78,427,733	$25,685,108	$456,296,019
Benefits and expenses	419,364,331	156,674,132	9,144,841	585,183,304

Net (Loss) Income	$(67,181,153)	$(78,246,399)	$16,540,267	$(128,887,285)

Fully Diluted (Loss) Earnings per share	$(2.61)	$(3.04)	$0.64	$(5.01)

Year Ending December 31, 2001
Revenues	$249,787,787	$103,170,165	$14,742,747	$367,700,699
Benefits and expenses	252,057,673	146,653,314	5,905,408	404,616,395

Net (Loss) Income before cumulative effect of change in accounting principle	(2,269,886)	(43,483,149)	8,837,339	(36,915,696)
Cumulative effect of a change in accounting principle	—	(3,665,735)	—	(3,665,735)

Net (Loss) Income	$(2,269,886)	$(47,148,884)	$8,837,339	$(40,581,431)

Fully Diluted (Loss) Earnings per share	$(0.09)	$(1.84)	$0.35	$(1.59)

ANNUITY AND LIFE RE(HOLDINGS), LTD.
CONSOLIDATED BALANCE SHEETS
(U.S. dollars)

	December 31, 2002	December 31, 2001

Assets
Cash and cash equivalents	$152,930,908	$104,793,019
Fixed income investments at fair value (amortized cost of $146,686,812 and $312,420,719 at December 31, 2002 and December 31, 2001)	153,415,429	318,987,432
Funds withheld at interest	1,427,093,380	1,489,689,347
Accrued investment income	2,141,338	4,897,063
Receivable for investments sold	—	23,815
Receivable for reinsurance ceded	93,669,173	97,807,529
Deposits and other reinsurance receivables	25,025,453	76,139,222
Deferred policy acquisition costs	187,913,648	209,074,192
Other assets	2,508,858	9,360,971

Total Assets	$2,044,698,187	$2,310,772,590

Liabilities
Reserves for future policy benefits	$269,619,809	$221,865,755
Interest sensitive contracts liability	1,443,143,080	1,519,596,075
Other deposit liabilities	—	137,000,000
Other reinsurance liabilities	51,139,164	17,340,304
Payable for investments purchased	—	2,030,516
Accounts payable and accrued expenses	12,459,423	10,751,098

Total Liabilities	$1,776,361,476	$1,908,583,748

Stockholders’ Equity
Preferred shares (par value $1.00; 50,000,000 shares authorized; no shares outstanding)	$—	$—
Common shares (par value $1.00; 100,000,000 shares authorized; 26,106,328 and 25,705,328 shares outstanding at December 31, 2002 and December 31, 2001)	26,106,328	25,705,328
Additional paid-in capital	335,334,932	332,447,062
Notes receivable from stock sales	(1,626,493)	(1,317,259)
Restricted stock (334,208 shares at December 31, 2002)	(2,514,693)	—
Accumulated other comprehensive income	6,162,525	6,418,469
(Deficit) Retained earnings	(95,125,888)	38,935,242

Total Stockholders’ Equity	$268,336,711	$402,188,842

Total Liabilities and Stockholders’ Equity	$2,044,698,187	$2,310,772,590